Filed Pursuant to Rule 433 Dated September 22, 2020
Registration No. 333-228614

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside,
Principal at Risk Securities Linked to the iShares® MSCI Mexico ETF due October 5, 2022
Term Sheet to the Preliminary Pricing Supplement dated September 22, 2020

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 24 months
Market Measure	iShares® MSCI Mexico ETF (the “Reference Asset”) (Bloomberg Ticker: EWW)
Pricing Date	Expected to be September 30, 2020*
Trade Date	Expected to be September 30, 2020*
Issue Date	Expected to be October 5, 2020*
Principal Amount	$1,000 per Security
Original Offering Price	100.00% of the Principal Amount of each Security
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	Expected to be October 5, 2022
Starting Price	The Fund Closing Price of the Reference Asset on the Pricing Date
Ending Price	The Fund Closing Price of the Reference Asset on the Calculation Day
Threshold Price	To be determined on the Pricing Date (equal to the Starting Price multiplied by the difference of 100.00% minus the Threshold Percentage).
Threshold Percentage	7.50%
Capped Value	[$1,300.00-$1,340.00] per $1,000 Principal Amount of the Securities (the actual amount to be determined on the Pricing Date)
Participation Rate	150.00%
Percentage Change
The percentage increase or decrease in the Ending Price from the Starting Price. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset from the Starting Price to the Ending Price), no return, or a negative return (based on any decrease in the price of the Reference Asset from the Starting Price to the Ending Price)

Calculation Day	Expected to be September 28, 2022
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount
Up to 3.15% of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75%, and WFA will receive a distribution expense fee of 0.075%

CUSIP / ISIN	064159WY8 / US064159WY82
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC
* We expect that delivery of the Securities will be made against payment therefor on or about the third Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to the iShares® MSCI Mexico ETF
•
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from its Starting Price to its Ending Price.

The payment at maturity will reflect the following terms:
o	If the value of the Reference Asset increases:
You will receive the Principal Amount plus 150.00% participation in the upside performance of the Reference Asset, subject to the Capped Value of [$1,300.00-$1,340.00] (to be determined on the Pricing Date) per $1,000 Principal Amount of the Securities;
o	If the value of the Reference Asset decreases but the decrease is not more than 7.50%:

You will be repaid the Principal Amount;
o	If the value of the Reference Asset decreases by more than 7.50%:
You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the value of the Index in excess of 7.50%.
•	Investors may lose up to 92.50% of the Principal Amount.
•
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to the shares of the Reference Asset or any securities held by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

If the Securities priced today, the estimated value of the Securities would be between $928.50 (92.850%) and $960.61 (96.061%) per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile
The profile to the right is based on a Capped Value of $1,320.00 (the midpoint of the range indicated herein) per $1,000 Principal Amount of the Securities, the Participation Rate of 150.00% and a Threshold Percentage of 7.50% (the Threshold Price equal to 92.50% of the Starting Price).
This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Capped Value and Ending Price and whether you hold your Securities to maturity.

Hypothetical Returns on the Securities
Hypothetical Ending Price	Hypothetical Percentage Change from the hypothetical Starting Price to the hypothetical Ending Price	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
$150.000	50.000%	$1,320.00	32.00%
$140.000	40.000%	$1,320.00	32.00%
$130.000	30.000%	$1,320.00	32.00%
$125.000	25.000%	$1,320.00	32.00%
$121.333	21.333%	$1,320.00	32.00%
$120.000	20.000%	$1,300.00	30.00%
$115.000	15.000%	$1,225.00	22.50%
$110.000	10.000%	$1,150.00	15.00%
$105.000	5.000%	$1,075.00	7.50%
$100.000	0.000%	$1,000.00	0.00%
$98.000	-2.000%	$1,000.00	0.00%
$95.000	-5.000%	$1,000.00	0.00%
$92.500	-7.500%	$1,000.00	0.00%
$90.000	-10.000%	$975.00	-2.50%
$80.000	-20.000%	$875.00	-12.50%
$70.000	-30.000%	$775.00	-22.50%
$50.000	-50.000%	$575.00	-42.50%
$25.000	-75.000%	$325.00	-67.50%
$0.000	-100.000%	$75.00	-92.50%
Assumes a hypothetical Starting Price of $100.00, which has been chosen arbitrarily for illustrative purposes only, and a Capped Value of $1,320.00 (the midpoint of the Capped Value range). The actual Starting Price and the actual Capped Value will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Price and Capped Value.

How the Redemption Amount at Maturity is Calculated
The Redemption Amount at Maturity will be determined as follows:
•
If the Ending Price is greater than the Starting Price, then the Redemption Amount at Maturity will equal:
the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate × Percentage Change) and (b) the Capped Value

•	If the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price, then the Redemption Amount at Maturity will equal: the Principal Amount
•	If the Ending Price is less than the Threshold Price, then the Redemption Amount at Maturity will equal: Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]
If the Ending Price is less than the Threshold Price, you will have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 7.50% and you will lose some and possibly up to 92.50% of your investment in the Securities.
iShares® MSCI Mexico ETF Daily Closing Prices*
* The graph above illustrates the performance of the Reference Asset from January 1, 2015 through September 17, 2020. The dotted line represents a hypothetical Threshold Price of $31.3853, which is equal to 92.50% of $33.93, which was the closing price of the Reference Asset on September 17, 2020. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this introductory term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
•
Risk of loss at maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. The Bank will repay you the full Principal Amount of your Securities only if the Percentage Change does not reflect a decrease in the Reference Asset of more than 7.50%. If the Percentage Change is negative by more than 7.50%, meaning the Ending Price is less than the Threshold Price, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 92.50% of your investment in the Securities.

•	The Participation Rate and the Buffered Downside Market Exposure to the Reference Asset Applies Only at Maturity
•	Your Potential Redemption Amount at Maturity Is Limited by the Capped Value
•	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
•	The Bank’s Estimated Value of the Securities Will be Lower than the Original Offering Price of the Securities
•	The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates
•	The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
•	The Securities Differ from Conventional Debt Instruments
•	No Interest: The Securities do not bear interest and, accordingly, you will not receive any interest payments on the Securities.
•	Your Investment is Subject to the Credit Risk of the Bank
•	The COVID-19 Virus May Have an Adverse Impact on the Bank
•	The Securities are Subject to Market Risk
•	The Securities are Subject to Non-U.S. Securities Market Risk
•	The Securities are Subject to Emerging Markets Risk
•	The Securities are Subject to Currency Exchange Rate Risk
•
The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

•	There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund
•	The Value of the Reference Asset May Fluctuate Relative to its NAV
•	The Redemption Amount at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Calculation Day
•	If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
•	Holding the Securities is Not the Same as Holding the Reference Asset or the Reference Asset Constituent Stocks
•	No Assurance that the Investment View Implicit in the Securities Will Be Successful
•	Past Performance is Not Indicative of Future Performance
•	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
•	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
•	The Bank Cannot Control Actions by the Investment Advisor and the Investment Advisor Has No Obligation to Consider Your Interests
•	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
•	The Securities Lack Liquidity
•
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

•	Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
•
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisor and/or Reference Asset Constituent Stock Issuers

•	Other Investors in the Securities May Not Have the Same Interests as You
•	The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
•	Anti-dilution Adjustments Relating To The Shares Of The Reference Asset Do Not Address Every Event That Could Affect Such Shares
•
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Investment Advisor

•
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

•
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the Securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents, including the preliminary pricing supplement, the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the preliminary pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
"iShares®” is a trademark of BlackRock Fund Advisors (“BFA”), a subsidiary of BlackRock, Inc. (“BlackRock”), and has been licensed for use by the Bank. The Securities are not sponsored, endorsed, sold or promoted by iShares or BFA and BlackRock makes no representation regarding the advisability of investing in the Securities.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.